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                                December 9, 2002



Neuberger Berman California Intermediate Municipal Fund Inc.
605 Third Avenue
New York, New York  10158


Ladies and Gentlemen:

        We have acted as counsel to Neuberger Berman California Intermediate Municipal Fund Inc. ("Fund") in connection with the filing with the Securities and Exchange Commission ("SEC") of the Fund's registration statement on Form N-2 (File Nos. 811-21167 and 333-100918) (the "Registration Statement"), registering the number of shares of the Fund's Series A and Series B auction market preferred shares, par value $.0001 per share, set forth under "Amount Being Registered" on the facing page of the Registration Statement ("Shares").

        You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined copies of the Registration Statement, the Fund's articles of incorporation and bylaws, the form of its articles supplementary relating to the Shares ("Articles Supplementary") and such corporate action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we have made the assumptions customary in opinions of this kind. We have not verified these assumptions.

        Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the federal laws of the United States and of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations. We express no opinion with respect to any other laws.

        Based on the foregoing, we are of the opinion that, when the Articles Supplementary have been duly filed with the Maryland State Department of Assessments and Taxation, the issuance of the Shares will have been duly authorized by the Fund and, when the Shares have been issued and sold in accordance with the terms contemplated by the Registration Statement, including receipt by the Fund of full payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

Neuberger Berman California Intermediate Municipal Fund Inc.
December 9, 2002
Page 2


        This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to this opinion being an exhibit to the Registration Statement or a Pre-Effective Amendment thereto when it is filed with the SEC and to the reference to our firm in the prospectus and statement of additional information that are being filed as part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                            Very truly yours,


                                            /s/ Kirkpatrick & Lockhart LLP


                                            Kirkpatrick & Lockhart LLP